Exhibit 99.2

News Announcement

CONTACT: Star Gas Partners Investor Relations 203/328-7310	Robert Rinderman, Steven Hecht Jaffoni & Collins Incorporated 212/835-8500 or SGU@jcir.com

FOR IMMEDIATE RELEASE

STAR GAS ENTERS INTO AMENDMENT TO KESTREL UNIT PURCHASE AGREEMENT TO IMPROVE KESTREL RECAPITALIZATION TRANSACTION

SOROS GROUP PROPOSAL IS NOT SUPERIOR TO AMENDED KESTREL TRANSACTION

- Tender and Exchange Offer to Star’s Senior Noteholders Commenced -

STAMFORD, CT (March 30, 2006) – Star Gas Partners, L.P. (the “Partnership” or “Star”) (NYSE: SGU, SGH) announced today that the Partnership has entered into Amendment No. 2 to the Kestrel Unit Purchase Agreement (as amended, the “Amended Kestrel Unit Purchase Agreement”) with Kestrel Energy Partners, LLC (“Kestrel”) and its affiliates. The board of directors (the “Board”) of Star Gas LLC, the Partnership’s general partner, determined that the New Soros Group proposal, previously announced on March 23, 2006, to recapitalize the Partnership is not a “Superior Proposal” under the terms of the Amended Kestrel Unit Purchase Agreement.

The Amended Kestrel Unit Purchase Agreement continues to provide for an equity investment by Kestrel of $16.875 million. However Kestrel’s investment under the amended agreement will be for 6,750,000 common units at a price of $2.50 per common unit (compared to 7,500,000 common units as a price of $2.25 under the previous Kestrel transaction). The Amended Kestrel Unit Purchase Agreement also continues to provide for a rights offering of $39.375 million to Star’s common unitholders. Under the amended agreement the rights offering will be for 19,687,500 common units at a price of $2.00 per common unit (compared to a rights offering of 17,500,000 common units at a price of $2.25 under the previous Kestrel transaction). Under the Amended Kestrel Unit Purchase Agreement, Star Gas common unitholders of record at the close of business on April 6, 2006 will now be afforded the rights to purchase approximately 0.61 units for each common unit held, compared to approximately 0.54 units under the previous Kestrel transaction.

Kestrel has agreed to backstop the rights offering at a price of $2.25 for any rights not exercised by Star’s common unitholders, resulting in an increase in the amount raised in the rights offering to the extent that Kestrel is required to purchase units pursuant to such backstop arrangement. The Amended Kestrel Unit Purchase Agreement will result in the aggregate issuance of 26,437,500 new common units (exclusive of new common units to be issued for notes in the noteholder tender and exchange and new common units to be issued to existing holders of Star’s senior subordinated and junior subordinated units). Assuming full subscription in the rights offering, the Amended Kestrel Unit Purchase Agreement will continue to provide the Partnership with $56.250 million of cash, but with less dilution to Star’s common unitholders when compared to the prior Kestrel transaction. All other terms of the previously amended Kestrel Unit Purchase Agreement, including the conversion of subordinated units to common units, remain the same under the Amended Kestrel Unit Purchase Agreement.

The Partnership has received consents to the Amended Kestrel Unit Purchase Agreement from holders of more than 2/3 of Star’s senior notes.

As previously announced on March 23, 2006, the Partnership received a new proposal (the “New Soros Group” proposal) from a group consisting of Soros Fund Management, LLC, Atticus Capital LP and Almeida Oil Co., Inc. (collectively the “Soros Group”). The New Soros Group proposal includes, among other things, a proposed tender offer by the Soros Group for up to 15 million common units at a price of $3.00 per unit. The New Soros Group proposal contemplates a $67.5 million rights offering to Star’s common unitholders at a price of $2.25 per common unit, with the common units purchased by the Soros Group through the tender offer being eligible to participate in the rights offering and the Soros Group providing a standby commitment to backstop the entire rights offering. The New Soros Group proposal would result in the aggregate issuance of 30 million new common units and cash to the Partnership of $67.5 million, which represents an increase, after considering certain termination fee, expense reimbursement, incremental transaction expenses and interest costs, which are estimated to aggregate approximately $9.5 million, of approximately $1.75 million in additional cash compared to the Amended Kestrel Unit Purchase Agreement. The New Soros Group proposal also contemplates no conversion of Star’s senior subordinated and junior subordinated units into common units, although the Soros Group has advised Star that they would adjust their proposal to provide for such conversion if the Board thought it was necessary or desirable.

Pursuant to the New Soros Group proposal, Star Gas LLC, Star’s current general partner, would remain the general partner of the Partnership, and the Soros Group would have the right to appoint all of the directors of the general partner. The New Soros Group proposal contemplates that Star Gas LLC would, in consideration of the Soros Group’s standby commitment in the rights offering, (a) agree to relinquish its right to receive distributions from Star pursuant to Star’s partnership agreement (other than with respect to capital actually invested in Star) and, (b) cause Star to issue to the Soros Group newly created units which would provide economic benefits substantially equivalent to the new general partner’s rights to receive distributions under the Amended Kestrel Unit Purchase Agreement.

The New Soros Group proposal contains a number of additional conditions not contained in any prior proposal. The proposal is conditioned on the Board approving the transactions, including the tender offer, contemplated by the New Soros Group proposal and revoking all anti-takeover protections currently contained in the formation and governance documents of Star and its general partner solely with respect to the New Soros Group proposal. The New Soros Group proposal is also conditioned upon the transfer, for nominal consideration, of a minority equity interest in Star Gas LLC to the Soros Group and the agreement by all of the equity holders of Star Gas LLC to: (i) grant the Soros Group the right to appoint all of the members of the board of directors of Star Gas LLC and (ii) not sell their equity interests in Star Gas, LLC without the prior written consent of the Soros Group. The proposal is further conditioned on the Soros Group being granted the option to acquire all of the equity interests in Star Gas LLC for a price equal to the value of Star Gas LLC’s invested capital in Star at the time of exercise of such option.

After carefully reviewing and considering the transaction risks, financial terms, timing considerations, market risks and potential benefits and detriments of the Amended Kestrel Unit Purchase Agreement and the New Soros Group proposal, and after consulting with its financial advisors and outside legal counsel, the Board concluded that the New Soros Group proposal was not a “Superior Proposal” under the terms of the Amended Kestrel Unit Purchase Agreement.

The New Soros Group proposal was determined not to be superior for a number of reasons. While the Soros Group indicated that they were confident that they would be able to secure or provide sufficient financing to alleviate the risks associated with a potential alleged default being asserted by the Partnership’s senior noteholders after April 30, 2006 (the date upon which the Partnership’s lockup agreements with Star’s senior noteholders terminate), the Soros Group did not provide any details of such financing. The Board considered these factors in light of a recent letter received from counsel to certain of Star’s senior noteholders who have entered into lockup agreements, which indicated that while such noteholders have not determined whether to exercise their rights and remedies under the senior notes Indenture, such noteholders reserved the right to do so following the termination of their lockup agreements. In addition, the Board believed that the New Soros Group proposal would likely trigger the change in control provisions under the Partnership’s senior note Indenture, which could result in the Partnership having to offer to repurchase all $265 million of these senior notes. The Soros Group has not provided any details as to how it would meet that obligation.

The conditions contained in the New Soros Group proposal also were problematic, as a number of the conditions related to the equity interests of Star’s general partner. Neither the Board nor Star has the ability to compel the equity holders of Star’s general partner to comply with the conditions set forth in the New Soros Group proposal and accordingly, there could be no assurance that these conditions would be satisfied. These additional conditions were assessed by the Board in determining the ability of the Soros Group to consummate the transaction contemplated by the New Soros Group proposal.

After consulting with its financial advisors, the Board also concluded that from a financial point of view the New Soros Group proposal was substantially equivalent, but not superior, to the Kestrel transaction. While the Board recognized that the New Soros Group proposal would provide additional cash to Star, after deducting the termination fee and expense reimbursement due under the Amended Kestrel Unit Purchase Agreement and the estimated incremental transaction expenses and interest that would accrue during any period of delay on the senior notes which otherwise would have been repaid or converted to common units in the Kestrel transaction, the amount of additional cash provided to Star would only be approximately $1.75 million. In addition, the New Soros Group proposal did not assure the same amount of deleveraging as would occur under the Kestrel transaction, which contemplates deleveraging in an amount up to $100 million.

The Board believed that the $100 million of debt reduction associated with the Kestrel transaction would stabilize Star’s financial condition, reduce its interest expense and thereby improve its earnings as well as increase its ability to grow its business through acquisitions. In addition, the Kestrel transaction, unlike the New Soros Group proposal, assures the Partnership that it can redeem up to approximately $73.1 million of senior notes at par without any premium providing for an efficient use of the cash provided by its proposal. The Board also believed that the relatively small incremental amount of cash to the Partnership in the New Soros Group proposal was outweighed by the lack of deleveraging, the lack of a clear proposal to deal with Star’s senior noteholders within the existing time parameters of the lockup agreements, the conditions pertaining to Star’s general partner’s equity holders for which there could be no assurance of satisfaction and the other elements of uncertainty and risks of the New Soros Group proposal.

The Board noted that the financial aspects of the Kestrel transaction had been enhanced by increasing the price Kestrel would pay for its investment in Star from $2.25 per unit to $2.50 per unit, while at the same time reducing the price to be paid by common unitholders in the rights offering from $2.25 per unit to $2.00 per unit. In addition, the Board noted that Kestrel’s willingness to backstop the rights offering at a price of $2.25 per unit could result in additional cash for the Partnership to the extent that the rights offering was not fully subscribed for by common unitholders.

The Board also considered the impact on the Partnership’s business and employees in light of the additional uncertainty about the New Soros Group’s proposal, the time required to consummate a transaction with the Soros Group, the related additional uncertainty associated with the due diligence review required to be undertaken by the Soros Group, and the additional effort and expense required to obtain a new vote of common unitholders (and potentially senior subordinated unitholders) for the Soros Group’s revised proposal, and concluded that these factors could pose additional risks to the Partnership under the New Soros Group proposal.

In comparing the New Soros Group proposal to the Amended Kestrel Unit Purchase Agreement, the Board concluded, based on the factors discussed above and the analyses performed by its financial advisors, the New Soros Group proposal did not constitute a “Superior Proposal” under the terms of the Amended Kestrel Unit Purchase Agreement.

The Partnership continues to believe that the agreement with Kestrel has a high likelihood of closing, subject to unitholder approval following the special meeting of Star’s unitholders that is now scheduled to be held on Thursday, April 6, 2006. The Board of Directors of Star Gas continues to recommend that the Partnership’s unitholders vote for approval and adoption of the Kestrel transaction.

Since the Board has concluded that the Soros Group proposal is not a “Superior Proposal,” Star is precluded under the Kestrel agreement from providing confidential information to, or entering into or participating in discussions or negotiations with, the Soros Group at this time. The Board announced that it will continue to act in the best interest of unitholders and reiterated that Star’s unitholders should be aware that the Board retains the ability to consider unsolicited proposals, and determine that such proposals are “Superior Proposals” after the date of the special meeting and to terminate the Amended Kestrel Unit Purchase Agreement in order to accept a superior proposal.

The Partnership also announced today that earlier this week Star commenced the tender and exchange offer and consent solicitation for senior notes contemplated by the Kestrel transaction, which is set to expire at 12:00 midnight on April 25, 2006. The tender and exchange offer is conditioned upon the continued effectiveness and closing of the Kestrel transaction.

The agreements relating to the Kestrel transaction can be found as exhibits to the Partnership’s Form 8-K, filed on December 5, 2005. The Partnership also filed proxy material relating to the Kestrel transaction on January 24, 2006 and additional proxy materials on March 1, 2006, March 13, 2006, March 17, 2006 and March 27, 2006. The Partnership will be mailing supplemental proxy materials to unitholders shortly.

Forward Looking Information

This news release includes “forward-looking statements” which represent the Partnership’s expectations or beliefs concerning future events that involve risks and uncertainties, including those associated with the approval of the recapitalization; the effect of weather conditions on our financial performance; anticipated proceeds from weather insurance; the price and supply of home heating oil; the consumption patterns of our customers; our ability to obtain satisfactory gross profit margins; our ability to obtain new customers and retain existing customers; our ability to effect strategic acquisitions or redeploy underperforming assets; the ultimate disposition of excess proceeds from the sale of the propane segment should the recapitalization not be consummated; the impact of litigation; the ongoing impact of the business process redesign project at the heating oil segment and our ability to address issues related to that project; natural gas conversions; future union relations and the outcome of current and future union negotiations; the impact of current and future environmental, health and safety regulations; customer creditworthiness; and marketing plans. All statements other than statements of historical facts included in this news release are forward-looking statements. Although the Partnership believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct. Important factors that could cause actual results to differ materially from the Partnership’s expectations (“Cautionary Statements”) are disclosed in this news release and in the Partnership’s Annual Report on Form 10-K for the year ended September 30, 2005 and its Quarterly Report on Form 10-Q for the fiscal quarter ended December 31, 2005, including without limitation and in conjunction with the forward-looking statements included in this news release. All subsequent written and oral forward-looking statements attributable to the Partnership or persons acting on its behalf are expressly qualified in their entirety by the Cautionary Statements. Unless otherwise required by law, the Partnership undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise after the date of this news release.

About Star Gas Partners

Star Gas Partners, L.P. is the nation’s largest retail distributor of home heating oil. Additional information is available by obtaining the Partnership’s SEC filings and by visiting Star’s website at www.star-gas.com.